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                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration
Statements: (i) Form S-8 (no. 333-82647) pertaining to SPX Options Granted Pursuant to Individual Non-qualified Option Agreements; (ii) Form S-8 (No. 333-82645) pertaining to SPX Corporation 1992 Stock Compensation Plan (formerly The Stock Compensation Plan); (iii) Form S-8 (No. 333-29843) pertaining to the SPX Corporation Retirement Savings and Stock Ownership Plan; (iv) Form S-8 (No. 333-29851) pertaining to SPX Corporation 1997 Non-employee Directors' Compensation Plan; (v) Form S-8 (No. 333-29857) pertaining to Options Granted Pursuant to Individual Non-qualified Option Agreements and Restricted Stock Granted Pursuant to Individual Restricted Shares Agreements of SPX Corporation;
(vi) Form S-8 (No. 333-38443) pertaining to SPX Corporation Employee Stock Purchase Plan; (vii) Form S-8 (No. 333-70245) pertaining to SPX Corporation Retirement Savings and Stock Ownership Plan; (viii) Form S-8 (No. 333-29855) pertaining to the SPX Corporation 1992 Stock Compensation Plan and (ix) Form S-8 (No. 33-24043) pertaining to the Stock Compensation Plan Stock Incentive Plan
(1981) of SPX Corporation, of our report dated January 23, 1998, except for the "other comprehensive income (loss)" reported in the consolidated statements of income and comprehensive income, the reference to reclassifications in Note 1 and Notes 3, 7, and 17 as to which date is February 15, 1999, with respect to the financial statements of SPX Corporation (formerly General Signal Corporation) for the year ended December 31, 1997, included in this Form 10-K/A for the year ended December 31, 1998.


                                             /s/ Ernst & Young LLP


Stamford, Connecticut
December 22, 1999